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ENZON PHARMACEUTICALS, INC.
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Enzon Pharmaceuticals, Inc. issued the following press release on December 22, 2009 related to its upcoming special meeting of stockholders.

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777

ENZON SETS DATE OF SPECIAL MEETING OF STOCKHOLDERS
TO APPROVE SALE OF SPECIALTY PHARMACEUTICAL BUSINESS

-- Announces Expiration of Waiting Period Under HSR Act --

BRIDGEWATER, NJ – December 22, 2009 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) ("Enzon") announced today that it has set Wednesday, January 27, 2010 as the date of the special meeting of stockholders to vote on the proposed sale of its specialty pharmaceutical business to the sigma-tau Group. Stockholders of record at the close of business on December 7, 2009 are entitled to vote at the special meeting, which will be held at the Helmsley Park Lane Hotel in New York, New York at 11:00 a.m. EST.  Enzon's proxy materials are being distributed to all stockholders entitled to vote at the meeting.

Enzon also announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), applicable to the acquisition expired as of 11:59 p.m. EST on Monday, December 21, 2009, with no action by either the Federal Trade Commission or the U.S. Department of Justice.

The expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the acquisition. Enzon presently expects to close the acquisition promptly following the special meeting and the receipt of approval of a majority of Enzon's outstanding shares of common stock.

As previously announced, Enzon has entered into a definitive agreement to sell its specialty pharmaceutical business to the sigma-tau Group for $300 million plus an additional amount of up to $27 million based on success milestones. Enzon will also receive royalties of 5 to 10 percent on incremental net sales above a 2009 baseline amount from Enzon's four marketed specialty pharmaceutical products through 2014.

About Enzon

Enzon Pharmaceuticals, Inc is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company's drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon's PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company's revenue base. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2008. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.